Exhibit 21.1
Subsidiaries of Amber Road, Inc.
Amber Road UK, Ltd. (United Kingdom)
Amber Road Software Private, Ltd. (India)
Amber Road Switzerland, AG (Switzerland)
Amber Road Holdings, Inc. (Delaware)
Sunrise International Ltd. (Bermuda)
Amber Road China, Ltd. (People’s Republic of China)
Amber Road (International), Inc. (Cayman Islands)
ecVision (Shenzhen) Co. Ltd. (People’s Republic of China)
ecVision Ltd. (Hong Kong)
ecVision (HK) Ltd. (Hong Kong)
ecVision Inc. (Delaware)
Japan ecVision Co., Ltd. (Japan)